NOTICE OF Annual Meeting & Proxy Circular

ANNUAL MEETING MAY 27, 2004

INVITATION TO SHAREHOLDERS

On behalf of the Board of Directors, management and employees, we invite you to attend the annual meeting of shareholders of Hydrogenics Corporation (the “Company”) at 10:00 a.m. on Thursday, May 27, 2004 at the offices of Osler, Hoskin & Harcourt LLP, 63rd Floor, 1 First Canadian Place, Toronto, Ontario, M5X 1B8.

The items of business to be considered at this meeting are described in the enclosed Notice of Annual Meeting and Proxy Circular.  No matter how many shares you hold, your participation at this meeting is very important.  If you are unable to attend the meeting in person, we encourage you to vote by following the instructions included on the enclosed proxy form and returning the completed form in the envelope provided.

We hope you will take the time to review this proxy circular in which we report on and disclose a number of initiatives we have undertaken this year.  During the meeting, we will review the affairs of the Company and our plans for the future.  We look forward to answering your questions and hope you will accept this invitation to meet the directors and executives of your Company.

We look forward to seeing you at the meeting.

Sincerely,

Norman Seagram Chairman of the Board of Directors	Pierre Rivard President and Chief Executive Officer

April 28, 2004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Hydrogenics Corporation (the “Company”) will commence at 10:00 a.m. on Thursday, May 27, 2004 (Toronto time) in Room CC5 at the offices of Osler, Hoskin & Harcourt LLP, 63rd Floor, 1 First Canadian Place, Toronto, Ontario, Canada.

The meeting will have the following purposes:

1.	to receive the financial statements of the Company for the year ended December 31, 2003, together with the report of the auditors on those statements;

2.	to elect Carolyn Hansson and Boyd Taylor as directors of the Company to hold office until the annual meeting of shareholders of the Company to be held in 2007;

3.	to elect Frank Colvin as a director of the Company to hold office until the annual meeting of the shareholders of the Company to be held in 2006;

4.	to reappoint PricewaterhouseCoopers LLP as auditors of the Company and authorize the Audit Committee of the Board of Directors to fix their remuneration; and

5.	to transact such other business as may properly be brought before the meeting or any continuation of the meeting following an adjournment.

The number of votes that may be cast at the meeting by shareholders, as of April 14, 2004 (the Record Date for the Meeting), is 64,551,731.

The accompanying proxy circular provides additional information relating to the matters to be dealt with at the meeting and forms part of this notice.

Shareholders who cannot attend the meeting in person may vote by proxy.  Instructions on how to complete and return the proxy are provided with the proxy form and are described in the proxy circular. To be valid, proxies must be received by (i) CIBC Mellon Trust Company at 200 Queen’s Quay East, Unit 6, Toronto, Ontario, M5A 4K9, or (ii) the Secretary of the Company at the Company’s head office, 5985 McLaughlin Road, Mississauga, Ontario  L5R 1B8 in each case no later than 5:00 p.m. (Toronto time) on the last business day preceding the meeting or any continuation of the meeting following an adjournment.

By the order of the Board of Directors,

Jonathan I. Lundy Vice President, General Counsel and Corporate Secretary

Toronto, April 28, 2004

PROXY CIRCULAR

The board of directors of Hydrogenics Corporation is delivering this proxy circular to you in connection with the solicitation of your proxy for use at the annual meeting of shareholders to be held on May 27, 2004 (the “Meeting”).  In this proxy circular, unless the context otherwise requires, all references to “Hydrogenics”, the “Company”, “we”, “us” and “our” refer to Hydrogenics Corporation.

Who Can Vote

Holders of  our common shares (the “Shares”) listed as shareholders at the close of business on April 14, 2004 will be entitled to one vote for each Share held, except that if such holder subsequently transfers the ownership of a Share and the transferee establishes that he or she owns such Share and requests not later than ten days before the Meeting that he or she be included on the shareholders’ list, such transferee (and not his or her transferor) will be entitled to vote such Shares at the Meeting. Requests of such nature should be made to CIBC Mellon Trust Company (“CIBC Mellon”) at its address set out under “Appointment and Revocation of Proxy”.

As of April 14, 2004, the Company had 64,551,731 Shares outstanding.  To the knowledge of our directors and officers, as of April 14, 2004, no person or company beneficially owns, directly or indirectly, or exercises control or direction over Shares carrying more than 10% of the voting rights attached to our outstanding Shares other than General Motors Corporation (“GM”), which owns 11,364,006 Shares, representing 17.6 % of our outstanding Shares.

How You Can Vote

If you are a registered shareholder, you may vote your Shares either by attending the Meeting in person or, if you do not plan to attend the Meeting, by completing the proxy and following the delivery instructions contained in the enclosed form of proxy and this proxy circular.

If you are a non-registered shareholder (your Shares are non-registered because an intermediary, such as a stockbroker, holds your Shares on your behalf), you must follow special procedures if you wish to vote at the Meeting:

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To vote in person – Insert your name in the blank space provided on the proxy that you receive from your intermediary.  Sign the proxy form if it has not been signed by the intermediary.  Return the completed proxy form in the envelope provided.  When you arrive at the Meeting, you should advise staff that you are a proxy appointee.

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If you do not plan to attend the Meeting – You may vote by authorizing the management representatives named in the proxy form to vote your Shares.  If you choose this option, complete, sign (if unsigned by your intermediary) and return the proxy form as instructed on the proxy form or by your intermediary.

Solicitation of Proxies

Your proxy is being solicited on behalf of Hydrogenics’ management. The solicitation will be primarily by mail, but may also be made by telephone, facsimile or by other means of electronic communication.  The Company will pay all costs of soliciting proxies.

Appointment  and Revocation of Proxies

The persons named in the accompanying form of proxy are our President and Chief Executive Officer and our Vice President, General Counsel and Corporate Secretary.  You may also appoint some other person (who need not be a shareholder) to represent you at the Meeting by inserting that person’s name in the blank space provided in the proxy or by completing another proper form of proxy.  In either case, your completed proxy should be returned in the enclosed envelope provided for that purpose to CIBC Mellon, 200 Queen’s Quay East, Unit 6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, or it should be delivered to the Vice President, General Counsel and Corporate Secretary of the Company at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8.

To ensure that your vote is recorded, your proxy must be received no later than 5:00 p.m. (Toronto time) on the last business day preceding the Meeting, or  if the meeting is adjourned, no later than 5:00 p.m.

(Toronto time) on the last business day preceding  the day to which the Meeting is adjourned.

You can revoke your proxy before it is voted by

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completing and signing a proxy form bearing a later date, and delivering it to CIBC Mellon,

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delivering a written statement, signed by you or your authorized attorney to our Vice President, General Counsel and Corporate Secretary at the address indicated above, before the end of business on May 26, 2004 or the last business day preceding the date to which the Meeting is adjourned,

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delivering a written statement, signed by you or your authorized attorney to the Chairman of the Meeting on the day of the Meeting or the day to which the Meeting is adjourned, or

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any other manner provided by law.

Exercise of Discretion

The nominees named in the accompanying form of proxy will vote or withhold from voting the Shares represented by the proxy in accordance with your instructions.  The proxy grants the nominees the discretion to vote on

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each matter or group of matters identified in the proxy where you do not specify how you want to vote,

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any amendment to or variation of any matter identified in the proxy, and

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any other matter that properly comes before the  Meeting.

If no specific instructions are given with regard to the matters to be voted upon, your Shares will be voted for the approval of each matter to be voted on at the Meeting as described in this proxy circular.

As of the date of this proxy circular, we know of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting, the nominees named in the proxy will vote upon such matters according to their best judgment.

BUSINESS OF THE MEETING

Financial Statements

Our consolidated financial statements for the year ended December 31, 2003 are included in our Annual Report 2003, which was mailed to shareholders together with this proxy circular.  The consolidated financial statements and the auditor’s report on those financial statements will be submitted to shareholders at the Meeting but no vote is required in respect of the financial statements, nor will one be taken.

Election of Directors

The Company’s articles of incorporation provide that our board of directors shall consist of a minimum of three and a maximum of nine directors.  Currently we have nine directors.  It is proposed by management, that nine directors serve for the coming year.

We elect approximately one third of our directors each year.  Directors may be elected for terms of up to three years.  Three directors will be elected by you at the Meeting.  Carolyn Hansson and Boyd Taylor are each being nominated for election for a term of three years, which term will expire in 2007.  Mr. Colvin is being nominated for a term of two years, which term will expire in 2006. Each director elected will hold office until the end of his or her respective term or until a successor is duly elected or appointed. Mr. Taylor and Mr. Colvin currently serve as directors.

Appointment of Auditors

Based upon the recommendation of the Audit Committee, our board of directors propose that PricewaterhouseCoopers LLP (“PWC”) be re-appointed as our auditors for the ensuing year, at a remuneration to be determined by the Audit Committee.  Consistent with emerging governance standards and pursuant to its charter, the Audit Committee has reviewed the nature and amount of audit and non-audit services provided by PWC to ensure auditor independence.

In 2003, PWC charged us fees totalling in the aggregate Cdn.$792,780, of which Cdn.$351,500 was for audit services and Cdn.$441,280 related to other services.  Other services in 2003 included services related to our public offering of Shares which closed on February 3, 2004, the provision of general advice, audit-related services relating to acquisitions and services related to regulatory filings, as well as tax advisory services.

BOARD OF DIRECTORS

The following table provides background information on our directors, including the nominees proposed for election.  One of our current directors, Mr. Morrison, will be retiring from the board and will not be standing for re-election.  Information included in this table has been provided by the person concerned.

Norman Seagram Director since:¹ 2000 Term expires: 2005 Shares held:² 16,200 Stock options:³ 46,900

Norman M. Seagram was elected Chairman of our board of directors in July 2000. Mr. Seagram was President of Sportsco International LP from February 2001 to March 2003. From September 1996 to May 1997, Mr. Seagram was President and Chief Executive Officer of Molson Inc., a company that he had previously served for 24 years in a variety of senior management positions. From October 1992 to August 1996, Mr. Seagram was Chairman and Chief Executive Officer of Air Liquide Canada, Inc., a producer of industrial gases. Mr. Seagram also is a trustee of Trinity College School and serves on the advisory board of the Faculty of Applied Science and Engineering, University of Toronto. Mr. Seagram sits on the Audit Committee, the Human Resources and Compensation Committee and the Nomination and Corporate Governance Committee. Mr. Seagram resides in Toronto, Ontario.

Donald Lowry Director since: 2000 Tem expires: 2005 Shares held: nil Stock options: 40,200

Donald J. Lowry joined our board of directors in July 2000. Since February 1998, Mr. Lowry has been President and Chief Executive Officer of EPCOR Utilities Inc., an essential services utility. From May 1997 to January 1998, Mr. Lowry served as Chairman of Alta Telecom Inc., a telecommunications company. From March 1993 to May 1997, Mr. Lowry served as President and Chief Operating Officer of Telus Communications Inc., a telecommunications company. Mr. Lowry is a member of the Institute of Corporate Directors. Mr. Lowry sits on our Audit Committee and the Nomination and Corporate Governance Committee, and from January 1, 2003 until May 30, 2003 sat on the Human Resources and Compenstion Committee. Mr. Lowry resides in Edmonton, Alberta.

Don Morrison [4] Director since: 2000 Term expires: 2004 Shares held: 500 Stock options: 26,000

Don J. Morrison joined our board of directors in September 2000. Don Morrison is Senior Portfolio Manager at Ontario Municipal Employees Retirement System (OMERS). Mr. Morrison has previously served as Senior Vice President, Investments, at Working Ventures Canadian Fund Inc. and as Principal in the Financial Advisory Services Group of PricewaterhouseCoopers LLP. Mr. Morrison is a Chartered Accountant. Mr. Morrison sits on our Audit Committee.  Mr. Morrison resides in Toronto.

Wesley Twiss Director since: 2003 Term expires: 2006 Share held: 20,000 Stock options: 11,000

Wesley Twiss joined our board of directors in February 2003. Mr. Twiss has over 35 years of energy industry experience, including 13 years as the senior financial officer of two major Canadian companies. Mr. Twiss was the Executive Vice President and Chief Financial Officer for PanCanadian Energy Corporation from October 2000 until April 2002 and was Executive Vice President and Chief Financial Officer of Petro-Canada from 1998 through 2000. Mr. Twiss is currently a director of Canadian Oil Sands Limited and KeySpan Canada Management Limited, and a trustee of Enbridge Commercial Trust. Mr. Twiss is a member of the Institute of Corporate Directors. Mr. Twiss sits on our Audit Committee and the Human Resources and Compensation Committee. Mr. Twiss resides in Calgary, Alberta.

James Sardo Director since: 2003 Term expires: 2006 Shares held: 10,000 Stock options: 11,000

James Sardo joined our board of directors in May 2003. He currently is a director of Royal Group Technologies Limited and UE Waterheater Operating Trust as well as a trustee of Custom Direct Income Fund. Mr. Sardo was President, Canadian operations, of Moore Corporation Limited, from 1999 to 2001 and President and Chief Executive Officer of SMK Speedy International, from 1997 to 1999. Prior to 1997, Mr. Sardo held the Chief Executive Officer positions at SNE, Inc. and Amre Inc. in the United States and the position of Chairman and Chief Executive Officer of Firestone Canada Inc. Mr. Sardo is a member of the Institute of Corporate Directors. Mr. Sardo sits on  the Nominations and Corporate Governance Committee and the Human Resources and Compensation Committee.

Frank Colvin [5] Director since: 2001 Term expires: 2004 Shares held: 2,000 Stock options: 10,000

Frank Colvin joined our board of directors in November 2001. In February 2003, Mr. Colvin retired as Vice President of Fuel Cell Activities, General Motors. Prior to holding that position, Mr. Colvin held numerous senior positions at General Motors, including, most recently, Vice President of Engineering, General Motors Europe. At the same time he was responsible for General Motors Global Alternative Propulsion Centers (GAPC), managing GM’s fuel cell research and development at three locations in Germany, Michigan and New York State. Mr. Colvin was selected to join our board of directors by General Motors in connection with our strategic alliance with General Motors. Mr. Colvin resides in Saint Clair Shores, Michigan.

Carolyn Hansson[5] Director since: n/a Term expires: n/a Shares held: nil Stock options: nil

Dr. Hansson is a professor in Mechanical Engineering, and Co-Director of the Centre for Pavement and Transportation Technology, at the University of Waterloo.  She was Vice-President, University Research at the University of Waterloo from 1996-2000. Dr. Hansson has held positions in private sector research (AT&T Bell Laboratories – now Lucent Technologies, and the Danish Corrosion Centre) and in academia (Columbia University, the State University of New York at Stony Brook, Queen’s University and the University of Waterloo). Dr. Hansson received her B.Sc. and Ph.D. in Metallurgical Engineering from Imperial College, London University. Dr. Hansson is a Fellow of the Canadian Academy of Engineering, the Danish Academy of Technical Sciences, the US Minerals, Metals and Materials Society and the UK Institute of Materials, and is the recipient of a number of professional awards. Dr. Hansson currently serves on the board of the Canada Academy of Engineering. Dr. Hansson resides in Waterloo, Ontario.

Pierre Rivard Director since: 1996 Term expires: 2006 Shares held: 5,343,809 Stock options: nil

Pierre Rivard is one of our founders and has served as our President and a director since the inception of our fuel cell related business in August 1995. Mr. Rivard has served as our Chief Executive Officer since July 2000. From June 1994 to July 1995, Mr. Rivard served as a research engineer at the University of Toronto with the Department of Mechanical Engineering. Mr. Rivard currently serves as Chairman of Fuel Cells Canada, director of the Canadian Hydrogen Association and Chair of the Core Committee of the Canadian Fuel Cell Alliance. Mr. Rivard earned a Master’s degree in Mechanical Engineering from the University of Toronto, a Master’s degree in Business Administration from the University of Western Ontario, and a Bachelor’s degree in Mechanical Engineering from the Royal Military College of Canada. Mr. Rivard resides in Toronto, Ontario.

Boyd Taylor[5] Director since: 1996 Term expires: 2004 Shares held: 5,702,500 Stock options: nil

Boyd J. Taylor is one of our founders and has served as a director since January 1996. Mr. Taylor served as our Secretary from January 1996 until July 1999 and was appointed as our Vice President, Sales and Marketing in July 2000. His title was changed to Vice President, Business Development, Sales and Marketing in April 2003. From January 1993 to September 1995, Mr. Taylor was Manager of Sales and Marketing of Aquatic Telemetry Systems at Lotek Engineering Inc., a manufacturer of terrestrial and aquatic telemetry systems. Mr. Taylor earned a Bachelor’s degree in Electrical Engineering from Memorial University. Mr. Taylor resides in Oakville, Ontario.

Joseph Cargnelli Director since: 1996 Term expires: 2005 Shares held: 5,702,500 Stock options: nil

Joseph Cargnelli is one of our founders and has served as a director since January 1996. Mr. Cargnelli served as our Treasurer from January 1996 until July 2000. Mr. Cargnelli was appointed as our Vice President Technology in July 2000. His title was changed to Chief Technology Officer in April 2003. Mr. Cargnelli earned both a Masters of Applied Science degree in Mechanical Engineering and a Bachelor of Applied Science degree in Mechanical Engineering from the University of Toronto. From April 1992 to April 1993, Mr. Cargnelli served as a Research Engineer with the Laboratory of Advanced Concepts in Energy Conversion Inc., a laboratory engaged in the research, development and demonstration of alkaline fuel cells and hydrogen storage methods. Mr. Cargnelli resides in Toronto, Ontario.

¹  “Director since” refers to the year the director was first elected to the board.

²  “Shares held” refers to the number of common shares over which direction or control is exercised by the director as at April 14, 2004.

³  “Stock options” refers to the number of stock options held by the director as at April 14, 2004.

4  Mr. Morrison will be retiring from the board following the Meeting.

5  Nominee for election at the Meeting.

BOARD OF DIRECTORS MEETINGS HELD AND ATTENDANCE OF DIRECTORS

The information presented below reflects board and committee meetings held and the attendance of directors for the year ended December 31, 2003.

Summary of Board and Committee Meetings Held

Board of Directors	7
Nomination and Corporate Governance Committee	4
Audit Committee	6
Human Resources and Compensation Committee	5

Summary of Attendance of Directors

Director	Board Meetings Attended	Committee Meetings Attended
Norman Seagram ¹	7 of 7	15 of 15
Donald Lowry ²	7 of 7	9 of 10
Don Morrison ³	7 of 7	3 of 3
James Sardo [4]	4 of 4	3 of 4
Frank Colvin	7 of 7	n/a
Pierre Rivard [5]	7 of 7	5 of 5
Boyd Taylor	7 of 7	n/a
Joseph Cargnelli	5 of 7	n/a
Wesley Twiss[6]	5 of 5	7 of 7

¹ Chairman of the Board of Directors, member of the Audit Committee, the Nomination and Corporate Governance Committee and the Human Resources and Compensation Committee.

² Chair of Nomination and Corporate Governance Committee and member of the Audit Committee.  During the period from January 1, 2003 to May 30, 2003, Mr. Lowry was a member of the Human Resources and Compensation Committee.

³ Mr. Morrison became a member of the Audit Committee on May 30, 2003.

4 Chair of the Human Resources and Compensation Committee and member of the Nomination and Corporate Governance Committee since May 30, 2003. Mr. Sardo was appointed to the board in May 2003.

5 During the period from January 1, 2003 to May 30, 2003, Mr. Rivard was a member of the Human Resources and Compensation Committee and the Nomination and Corporate Governance Committee.

6 Chair of the Audit Committee and a member of the Human Resources and Compensation Committee since May 30, 2003. Mr. Twiss was appointed to the board and the Audit Committee in February 2003.

STATEMENT OF CORPORATE GOVERNANCE

Our board of directors shares the belief that its role is to ensure that the Company acts in the best interests of its shareholders. The focus of the board is to provide objective, prudent guidance to Hydrogenics’ management.  Through management, the board ensures that, in recognition of its ultimate responsibility for both fiduciary and regulatory matters, effective processes are in place, operating effectively and being monitored.  The board’s responsibility to shareholders is demonstrated by its commitment to effective corporate governance and disclosure.

Our board understands that strong governance frameworks are critical not only to ensure organizational compliance and effectiveness, but increasingly to meet capital market expectations.  The board, through the Nomination and Corporate Governance Committee, continues to monitor governance reforms, and implements changes to our governance practices as necessary to comply with the United States Sarbanes-Oxley Act of 2002 (SOX”), any new rules issued by the United States Securities and Exchange Commission, the Nasdaq National Market (“Nasdaq”), the Canadian Securities Administrators (the “CSA”), the TSX, other applicable regulatory authorities, and industry best practice.

Our corporate governance practices already include a number of reforms recently adopted and proposed in Canada and the United States during the most recent fiscal year.  Since 1995, the TSX has required companies to disclose their approach to corporate governance and to relate their governance practices to specific guidelines.  The CSA has also proposed guidelines which are not yet in force but which are similar in value to the reforms in the United States.  Under the rules of  the TSX , we are required to disclose information relating to our system of corporate governance with reference to guidelines set out in the TSX Company Manual (the “TSX Guidelines”).  The TSX Guidelines,

together with a brief description of our alignment with them, are set out as Appendix A to this proxy circular.  We are satisfied that we comply with the TSX Guidelines.

Decisions Requiring Board Approval

In addition to those matters which must by law be approved by our board, management is also required to seek board approval for any disposition, commitment, venture, or significant expenditure in either monetary or business terms.  Changes in senior management are reviewed by our Human Resources & Compensation Committee, and then referred to the board for final disposition.

Expectations of Management

The board expects management to manage its business effectively in accordance with the strategic and policy directions approved by the board.  Management is expected to fully inform the board of its performance in relation to those plans and any events that may affect those plans, and propose to the board remedial or alternate actions.

Code of Ethics

We have adopted a written Code of Business Conduct and Ethics (the “Code”) which governs the behaviour of our directors, officers, and employees.  The Code also includes provisions required by SOX that are applicable to our Chief Executive Officer, Chief Financial Officer and other senior financial officers.  The board, through the Nomination and Corporate Governance Committee, oversees compliance with the Code.  Any amendments to the Code will be reviewed and approved by the board and, to the extent required under applicable laws or regulations, any deviations from or amendments to the Code will be publicly disclosed.  The Code is accessible on our investor relations web page at www.hydrogenics.com.

Communications Policy

In response to Regulation FD promulgated by the U.S. Securities and Exchange Commission, as well as other related regulatory initiatives, we have adopted a  Disclosure Policy (the “Policy”) which reflects our commitment to providing timely and accurate corporate information to investors, including shareholders, and to the general public.  The Policy requires prompt general disclosure of any material information and sets out the procedures to be followed in communicating with investors, analysts and the media, including analyst conferences via webcast over the Internet.  The Policy is accessible on our investor relations web page at www.hydrogenics.com.  Inquiries from shareholders are responded to by our Chief Executive Officer, Chief Financial Officer, Secretary, or other appropriate officer of the Company.  We maintain regular communication with the financial and investment community through industry analyst briefings by our Chief Executive Officer and our Chief Financial Officer on at least a quarterly basis.  Our quarterly earnings conference calls are webcast over the Internet and are accessible for a limited period of time on our investor relations web page at www.hydrogenics.com.

Whistleblower Procedures

We have implemented specific whistleblower procedures to facilitate the confidential, anonymous reporting by employees and other stakeholders of any concerns or complaints regarding accounting, internal controls and auditing matters.  A copy of these procedures is posted on our investor relations web page at www.hydrogenics.com.

Disclosure Committee

The management Disclosure Committee which was formed in November, 2002, has continued to evolve over the past year.  The Committee’s membership includes our CEO, CFO and other members of senior management.  The primary purpose of the Disclosure Committee is to establish, maintain, review and evaluate our disclosure controls and procedures, consider the materiality of information and ensure compliance with disclosure obligations on a timely basis.  The Disclosure Committee also supports the executive officers certifying under SOX and facilitates the procedures whereby all material information that could potentially be required to be disclosed is accumulated, verified and communicated to the Disclosure Committee, senior management and our board in a timely manner.

COMMITTEE REPORTS

Report of the Nomination and Corporate
Governance Committee

The Nomination and Corporate Governance Committee ensures that an effective and efficient approach to corporate governance is developed and implemented by the Company. The primary objective of the Committee is to ensure that our business and affairs are carried out in a transparent manner that will enhance shareholder value. The Committee assesses the effectiveness of our corporate governance and, where appropriate, makes recommendations with respect to the implementation, development and modification of our corporate governance processes to enhance board effectiveness.  The Committee is comprised solely of independent and unrelated directors.

In 2003, the Nomination and Corporate Governance Committee, in fulfilling its responsibilities, took the following measures:

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Monitored and reviewed emerging SOX, Nasdaq, TSX and CSA corporate governance standards, which resulted in the implementation of additional governance initiatives;

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Provided a recommendation to the board with respect to the adoption of Share ownership guidelines for directors of the Company;

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Reviewed its own charter and made certain recommendations to the board to revise and amend  this charter so as to reflect emerging corporate governance best practices. The revised charter can be found in Appendix B to this proxy circular;

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Reviewed and recommended for adoption the Company’s Code of Business Conduct  and Ethics and Communications and Disclosure Policy;

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Completed an annual board effectiveness survey including assessments of the board, board committees and the contributions of individual directors;

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Reviewed the size and composition of the board to ensure that it continues to have the appropriate expertise and background to support corporate strategy and operations; and

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Completed a review of the proposed board committee rotations for 2003-2004, which resulted in a realignment of the composition of committees.

The Nomination and Corporate Governance Committee met four times in 2003.

The Nomination and Corporate Governance Committee is satisfied that it has fulfilled its charter to the best of its ability during the year ended December 31, 2003.

(Signed)  Donald Lowry
Chair
Nomination and Corporate Governance Committee

Report of the Audit Committee

Our board of directors has delegated to the Audit Committee responsibility for assisting the board in its oversight role with respect to the quality and integrity of financial information and reporting disclosure, risk management, the performance, qualifications and independence of the external auditors and legal and regulatory compliance. The Audit Committee regularly meets in camera to review management’s financial stewardship. The Audit Committee consists entirely of unrelated and independent directors.

In 2003, the Audit Committee, in fulfilling its responsibilities, took the following measures:

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Reviewed and discussed with management the audited annual financial statements;

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Discussed with the external auditor all matters pertaining to professional auditing guidelines and standards in Canada and the United States, including the external auditor’s independence; and

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Received the written disclosures from the external auditor recommended by the Canadian Institute of Chartered Accountants and the Independence Standards Board in the United States.

Based on this information, the Audit Committee recommended to the board that the audited financial statements be included in the Annual Report to Shareholders.

In 2003, the Audit Committee also took the following measures:

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Reviewed its own charter and made certain recommendations to the board to revise and amend this charter so as to reflect emerging corporate governance best practices.  The revised charter can be found in Appendix B to this proxy circular;

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Reviewed the performance of the external  auditor and recommended reappointment of the external auditor for shareholders’ approval;

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Reviewed the independence and qualification of the external auditor, based  on the external auditor’s disclosure of its relationships with the Company;

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Approved the audit and non-audit fees paid to the external auditor;

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Approved an Auditor’s Pre-approval Policy to ensure all services to be provided by the auditor are approved in advance by the Committee or are approved by the Chair of the Committee and subsequently reported to the Committee as a whole in the following meeting of the Committee;

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Reviewed the overall scope and plans of the annual audit with the external auditor and management;

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Reviewed with management and the external auditor prior to publication, the interim quarterly financial statements and the annual consolidated financial statements, including a discussion with the external auditors of matters which are required to be disclosed under generally accepted auditing standards;

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Met regularly in camera with the external auditor; and

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Approved procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.  These procedures can be found under the Company’s investor relations web page at  www.hydrogenics.com.

The Audit Committee met six times in 2003.

The Audit Committee is satisfied that it has fulfilled its charter during the year ended December 31, 2003.

(Signed) Wesley Twiss
Chair
Audit Committee

Report of the Human Resources and
Compensation Committee

The Human Resources and Compensation Committee ensures that the Company has a plan for the continuity of its officers and an executive compensation plan that is motivational and competitive and which will attract, retain and inspire executive management and other key personnel.  In fulfilling its charter, the Committee’s role includes reviewing and reporting to the board on: human resource planning, including the terms of the compensation packages provided to the Company’s employees; succession planning and proposed senior management appointments; the levels and form of executive compensation in general; and the specific compensation of senior executives, including the annual compensation of the President and Chief Executive Officer. The Committee also administers the Company’s stock option plan and reviews and sets the annual compensation of non-employee directors.

In 2003, the Human Resources and Compensation Committee:

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Adopted an updated charter, which the board ratified, in compliance with TSX and Nasdaq rules. The charter can be found in Appendix B to this proxy circular;

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Changed its name from the Management Development and Compensation Committee to the Human Resources and Compensation Committee;

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Reviewed and approved executive succession plans;

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Reviewed and approved various officer appointments;

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Reviewed the Company’s approach to compensation for its employees, officers and directors;

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Reviewed and approved the 2003 incentive bonus and stock option awards and the 2004 salary for each officer of the Company;

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Recommended and implemented a new 2004 performance incentive plan for senior officers of the Company;

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Recommended and implemented a new 2004 performance incentive plan for employees of the Company;

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Recommended and implemented a new 2004 compensation plan for directors; and

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Engaged the services of an independent external consultant to provide advice and expertise regarding director compensation.

The Human Resources and Compensation Committee met five times in 2003.

The Human Resources and Compensation Committee is satisfied that it has fulfilled its charter during the year ended December 31, 2003.

(Signed) James Sardo
Chair
Human Resources and Compensation Committee

REPORT ON EXECUTIVE COMPENSATION

The Human Resources and Compensation Committee administers our executive compensation program for executive officers including those named on the “Summary Compensation Table” below (the “Named Executive Officers”).  The Committee has primary responsibility for determining executive remuneration and the design and review of our compensation plans.  In fulfilling this role, the Committee seeks to:

•	provide total compensation which is closely linked to the Company’s performance and to individual performance;
•	align the interests of the Company’s executive officers with those of its shareholders through potential stock ownership; and
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ensure that compensation and benefits are at levels which enable the Company to attract and retain the caliber of executives and officers it needs to achieve its desired growth and performance targets.

Our executive compensation program has three principal components: salary, annual incentives, which are paid in cash, and long-term, equity-based incentives.  Each of the components has specified objectives. The objectives of base salary are to recognize market pay, acknowledge competencies and skills of individuals, and reward individual contribution.  The objectives of the annual incentive bonuses are to reward achievement of short-term financial performance and milestones, and focus on key activities and achievements critical to the success of the Company.  Long-term compensation is designed to focus executive’s attention on the long-term interests of the Company and its shareholders, and is in the form of stock options linking the executive’s long-term compensation directly to the appreciation in the price of our Shares.

2003 Compensation

In reviewing and recommending executive compensation in 2003, the Human Resources and Compensation Committee examined the base salary, annual incentive bonus and a long-term incentive components individually, and as part of a total compensation package.  With respect to the compensation levels of the Named Executive Officers (and other executive officers), other than the President and Chief Executive Officer, recommendations were submitted by management for review, discussion and amendment by the Committee.  Compensation for the President and Chief Executive Officer was determined solely by the Committee. In determining the appropriate salaries and bonuses for the Company’s executive officers, the

Committee had access to informal information and publicly available information relating to compensation of executives of similar companies operating in its industry.

In all cases, compensation was determined with reference to the strategic imperatives of the Company, the responsibilities of the position, the performance of the incumbent, the competitive marketplace for qualified executive talent and the compensation practices of specific peer companies in the fuel cell sector.  External competitiveness was measured against other Canadian and U.S. organizations to ensure that overall compensation was appropriate in terms of the responsibilities of executive positions in a  public company.

2004 Compensation

Commencing in 2004, we are introducing a new performance incentive plan in which the Named Executive Officers as well as other key managers and employees will participate.  The new incentive plan has been developed to support the achievement of key financial, strategic and other business objectives.  Pursuant to the new plan, payouts of annual incentive bonuses will be determined based on the attainment of a matrix of corporate, business unit and individual goals.  For the Named Executive Officers, including the President and Chief Executive Officer, awards will be largely determined based on corporate performance.  Key corporate performance indicators will include: improved shareholder value, as measured by year-over-year Share price and market capitalization increases, as well as Share price performance relative to peer companies and Nasdaq; financial performance, as measured by revenue growth per employee, increased gross profits and research and development grants, as well as the achievement of certain EBITDA goals; and, customer and employee satisfaction, as measured by on-time product acceptance, on-time customer payment, employee surveys and the achievement of strategic milestones.

The Committee believes that the introduction of the new performance incentive plan, in conjunction with the award of stock options under the Company’s long-term incentive plan, provides a total compensation package that is better aligned with shareholder interests.

Stock Options

The purpose of our stock option plan is to align incentives for our employees, management and directors with the results realized by shareholders, while providing competitive compensation arrangements that reward the creation of shareholder value over the long term.  Since 1999, we have granted options to purchase Shares to various employees, officers, directors and consultants.  These grants were formalized in January 2000 by entering into stock option agreements with these individuals.  These agreements generally provide that the options have a maximum term of ten years and vest over four years.  Unvested options granted under these agreements expire upon the termination, death or incapacity of the optionee.  If a change of control of the Company occurs, the board has the power to amend the terms of each option agreement to allow for the exercise of the unvested portion of each option prior to the completion of the change of control.

Prior to completing our public offering on November 1, 2000, we adopted a new stock option plan under which the Human Resources and Compensation Committee may from time to time grant to directors, officers and eligible employees of the Company options to acquire Shares. This plan provides that options will have a maximum term of ten years, and will have an exercise price per share of not less than the closing price of the Shares on the TSX on the trading day before the option is granted. Unless otherwise specified in a particular optionee agreement, options granted  under this plan will vest over four years with one quarter of the particular option grant vesting each year. The total number of options approved for issuance under this plan and all previous option plans is 8,141,000.

As of April 14, 2004, 5,374,082 stock options have been granted to participants in the stock option plan, taking into account options which have been forfeited or cancelled.  Since the plan was adopted, options exercised resulted in the issuance of 2,139,024 Shares.

The foregoing Report is submitted by the Human Resources and Compensation Committee:

James Sardo (Chair)
Norman Seagram
Wesley Twiss

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of compensation earned during the last three financial years by the Chief Executive Officer and the Company’s five most highly compensated executive officers who served as executive officers at the end of the financial year ended December 31, 2003 (the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation Awards[1]
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation [2]	Securities Under Options	All other Compensation
		(U.S.$)	(U.S.$)	(U.S.$)	(#)	(U.S.$)
Pierre Rivard, President, Chief Executive Officer	2003 2002 2001	220,781 136,804 106,473	107,781 47,900 9,501	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Gary Brandt,[3] Chief Financial Officer	2003 2002 2001	160,041 127,944 22,367	64,446 31,933 Nil	Nil Nil Nil	110,000 Nil 300,000	Nil 6,542 69,974
Jonathan Lundy, Vice President, General Counsel and Corporate Secretary	2003 2002 2001	138,945 108,257 100,653	71,607 19,160 9,501	Nil Nil Nil	110,000 70,000 140,000	Nil Nil Nil
James Dean,[4] President, Greenlight Power	2003	135,384	110,991	Nil	50,000	Nil
Boyd Taylor, Vice President, Business Development, Sales & Marketing	2003 2002 2001	124,623 92,236 87,171	50,124 19,160 9,501	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Joseph Cargnelli, Chief Technology Officer	2003 2002 2001	124,623 92,222 87,171	64,446 19,160 9,501	Nil Nil Nil	Nil Nil Nill	Nil Nil Nil

(1)	The Company has not granted any restricted shares or restricted share units, stock appreciation rights or long-term incentive plan payouts.

(2)	Benefits did not exceed the lesser of $50,000 and 10% of the total annual salary and bonuses for any of the Named Executive Officers.

(3)	Mr. Brandt joined the Company in October 2001.

(4)	Mr. Dean joined the Company in January 2003.

The following table details information with respect to the grant of options by the Company to the Named Executive Officers during the financial year ended December 31, 2003.

Option Grants during the most recently Completed Financial Year

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees In Financial Year	Exercise or Base price (Cdn.$/Security)	Market Value Of Securities Underlying Options On the Date Of Grant (Cdn.$/Security)	Expiration Date

Pierre Rivard	Nil	0%	N/A	N/A	N/A
Gary Brandt	110,000[1]	12%	$5.91	$5.91	May 30, 2013
Boyd Taylor	Nil	0%	N/A	N/A	N/A
Joseph Cargnelli	Nil	0%	N/A	N/A	N/A
Jonathan Lundy	110,000[1]	12%	$5.91	$5.91	May 30, 2013
James Dean	50,000[1]	6%	$5.91	$5.91	May 30, 2013

(1)	These options vest over four years, with one quarter of the options vesting on June 1, 2004 and one sixteenth of the options vesting quarterly thereafter.

The following table details information with respect to all options of the Company exercised by the Named Executive Officers during the financial year ended December 31, 2003, and all options held by the Named Executive Officers and outstanding on December 31, 2003.

Aggregated Options Exercised during the most recently
Completed Financial Year and Financial Year-End Option Values

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized (Cdn.$)	Unexercised Options At FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-money Options At FY-End (Cdn.$) Exercisable/ Unexercisable
Pierre Rivard	N/A	N/A	N/A	N/A
Gary Brandt	Nil	Nil	155,332/254,668	657,077/817,822
Boyd Taylor	N/A	N/A	N/A	N/A
Joseph Cargnelli	N/A	N/A	N/A	N/A
Jonathan Lundy	28,000	80,540	120,000/230,000	161,375/575,525
James Dean	Nil	Nil	0/50,000	0 / 104,500

Employment Agreements

On April 16, 2001 we entered into employment agreements with the following Named Executive Officers:  Pierre Rivard, Boyd Taylor, and Joseph Cargnelli.  Each agreement was for an initial term of two years,  with automatic one year extensions thereafter unless otherwise terminated pursuant to the terms of such agreement. These agreements also provide for payments of varying amounts not exceeding twenty-four (24) month’s salary in lieu of notice if the executive officer is terminated without cause from his position at any time during the term of the agreement. Upon termination resulting from a change of control of the Company, each executive officer will be entitled to receive an amount equal to twenty-four (24) months’ salary.

On April 21, 2004 we entered into employment agreements with Gary Brandt and Jonathan Lundy.  Each agreement is for an initial term of two years, with automatic one year extensions thereafter unless otherwise terminated earlier pursuant to the terms of such agreement.  These agreements provide for payments of twenty-four  (24) months’ salary in lieu of notice if the executive officer is terminated without cause.   The agreements also provide that all outstanding stock options held by Mr. Brandt and Mr. Lundy will immediately vest upon a change of control of the Company.

For 2004, the per annum salary of each of the  Named Executive Officers has been set as follows:  Pierre Rivard Cdn.$360,000 (approximately US$266,000), Gary Brandt Cdn.$250,000 (approximately US$185,000), Jonathan Lundy Cdn.$220,000 (approximately US$162,000), James Dean Cdn.$200,000 (approximately US$148,000), Joseph Cargnelli Cdn.$200,000 (approximately US$148,000), and Boyd Taylor Cdn.$200,000 (approximately US$148,000).

Compensation of Directors

Each of our directors who is not an employee is paid an annual fee of US$12,000 for his services as a director. Committee chairs are paid an additional annual fee of US$2,000. Our chairman is paid an annual fee of US$16,000 for his services, and an attendance fee of US$1,500 for each board meeting attended.  Non-employee directors also receive an attendance fee of US$1,000 for each board and committee meeting attended. Each committee chair receives an additional attendance fee of US$500 for each committee meeting attended.  All directors are reimbursed for travel and other reasonable expenses incurred in attending board and committee meetings.

Non-employee directors are also eligible to receive stock options in accordance with the recommendations of the Human Resources and Compensation Committee.  During the year ended December 31, 2003, an aggregate number of 65,000 stock options were granted to non-employee directors, at an issue price of Cdn.$5.91 expiring on May 30, 2013.

In a desire to better align the interests of non-employee directors with the interests of our shareholders, we recently established a directors’ deferred share unit plan (the “DSU Plan”) and new director ownership guidelines.  Pursuant to the DSU Plan, non-employee directors will be entitled to elect to receive a portion or all of their annual retainer and meeting fees in the form of deferred share units (“DSUs”) instead of cash. A DSU is a unit, equivalent in value to a Share of the Company, credited by means of a bookkeeping entry in the books of the Company to an account in the name of the non-employee director. At the end of the director’s tenure as a member of the board the director is paid, in cash, the market value of the Shares represented by the DSUs.

Contemporaneously with the adoption of the DSU Plan, the board also established new ownership guidelines for directors pursuant to which directors will be required to hold the equivalent of five times their annual cash retainer in the form of Shares and/or DSUs. The ownership requirement must be met within five years of appointment for new directors, and, in the case of current directors, within five years of the date of  this proxy circular.

Performance Graph

The following graph compares the cumulative shareholder return on our Shares (assuming $100 invested) to the cumulative total return of each of the TSX Composite Index and the Nasdaq Composite Index during the period commencing on November 1, 2000 (the date our Shares began trading on the TSX and Nasdaq) and ending on December 31, 2003.  The closing price of our Shares on the TSX on December 31, 2003 was Cdn$8.00.

OTHER INFORMATION

Directors’ and Officers’ Liability Insurance

The Company has purchased liability insurance for the benefit of itself and the directors and officers  of the Company and  certain subsidiaries.  Protection is provided to directors and officers for acts, errors or omissions done or committed during the course of their duties as directors or officers, as the case may be. The insurance coverage has an annual policy limit of US$30 million and a deductible per claim of US$500,000 for each indemnifiable securities claim and US$250,000 for any other indemnifiable loss. There is no deductible for claims made against directors and officers.  The cost of this insurance is approximately US$930,000 annually.

Indebtedness of Directors and Senior Officers

None of our directors or executive officers are indebted to the Company.

Interest of Management and Others in Material Transactions

In the normal course of our operations we subcontract some manufacturing to Viking Engineering & Tool Co., 301 Bartlett Avenue, Toronto, ON, M6H 3G7, a company owned by the father and uncle of Joseph Cargnelli, a director and senior officer of the Company.  For the fiscal year ended December 31, 2003, this company billed us approximately US$2,110,000.  We believe that these transactions are, in respect of the Company, on no more favourable terms than similar transactions with unrelated third parties.

Interest of Directors and Officers in Matters to be Acted Upon

Except as described elsewhere in this proxy circular, none of our directors or officers, nor any of their known associates, has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Receipt of Shareholder Proposals for Next Annual Meeting

Any shareholder who intends to present a proposal at our 2005 annual meeting of shareholders must send the proposal to our Corporate Secretary at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8.  In order for the proposal to be included in the proxy materials we send to shareholders for that meeting, the proposal must be received by us no later than January 31, 2005, and must comply with section 137 of the Canada Business Corporations Act.

Approval

This proxy circular is dated as of April 28, 2004, and except as otherwise indicated, all the information contained in this proxy circular is given as of that date.  Our board of directors has approved the contents and distribution of this proxy circular to shareholders.

Jonathan I. Lundy
Vice President, General Counsel and Corporate Secretary
April 28, 2004

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Pierre Rivard President and Chief Executive Officer	Gary Brandt Chief Financial Officer

April 28, 2004

APPENDIX A

HYDROGENICS CORPORATION
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
AS OF APRIL 28, 2004

The following Statement of Corporate Governance Practices outlines our approach to governance and, where appropriate, highlights achievements in developing our corporate governance program. We are fully or substantially aligned with all of the TSX Guidelines, as described more fully below.

Corporate Governance Guidelines	Comments

1. Board should explicitly assume responsibility for stewardship of the Company, and specifically for:

The board of directors has approved and adopted formal guidelines describing the composition, responsibilities and methods of operation of the board (the “Board Guidelines”).  Pursuant to the Board Guidelines, the role of the board is one of stewardship and to act in the best interests of the Company.  In so doing, the mandate of the board is to supervise the management of the business and affairs of the Company.

(a) Adoption of a strategic planning process

The Board Guidelines state that the board of directors is responsible for (i) approving the Company’s long-term strategy, while taking into account, among other matters, business opportunities and risks, (ii) approving and monitoring the implementation of the Company’s annual business plan, and (iii) advising management on strategic issues. The board has ultimate oversight for reviewing the Company’s strategies and plans, and for monitoring performance in the execution of these strategies and plans.  The board reviews annual and interim business plans, goals and objectives prepared by management and provides input and approval. The board also reviews strategic issues facing the Company at meetings throughout the year.

(b) Identification of principal risks, and implementing risk management systems

The Board Guidelines provide that the board of directors is responsible for ensuring that appropriate systems are in place to identify business risk and opportunities and overseeing the implementation of processes to manage those risks and opportunities. Pursuant to its charter, the Audit Committee is also charged with ensuring that risk management policies and internal control systems are in place to mitigate the Company’s exposures.  The charter of the Audit Committee was revised during 2003 so as to comply with the listing requirements and rules of the Nasdaq National Market (“Nasdaq”), the Toronto Stock Exchange (“TSX”) and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002 (“SOX”). A report on the Company’s compliance with the Audit Committee charter can be found in this proxy circular in the section “Report of the Audit Committee”. The Audit Committee has direct communication, including in camera meetings with the external auditors.

The board of directors, assisted by management and the committees of the board, reviews the operations of the Company at each meeting. Part of that review includes an assessment of material operating, financial and other risks.  Senior management and the Audit Committee also regularly review the Company’s system of internal financial and other controls to ensure unnecessary risks are minimized

The Company has adopted a Code of Business Conduct and Ethics in order to comply with the TSX Proposed Corporate Governance Standards and other Canadian securities legislation (“Canadian Corporate Governance Standards”) as well as SOX, the Nasdaq Corporate Governance Listing Standards and other applicable United States securities legislation (“United States Corporate Governance Standards”).

(c) Succession planning, including appointing, training and monitoring senior management

Succession planning and monitoring the performance of the President and Chief Executive Officer and other senior management are part of the charter of the Human Resources and Compensation Committee.  This Committee conducts an annual review of the senior management succession planning process and plans.  The Committee also approves the appointment of senior management and reviews their annual performance.  Additional information on the Human Resources and Compensation Committee can be found in the proxy circular in the section “Report of the Human Resources and Compensation Committee”.

(d) Communications policy	The board has approved and adopted a formal Communications and Disclosure Policy.

The Communication and Disclosure Policy currently follows the financial disclosure principles set out by the United States Securities Exchange Commission’s Regulation on Fair Disclosure (“Reg FD”).  In keeping with Reg FD, management is responsible for ensuring that all material financial information that is publicly disseminated be made available simultaneously to the investment community as a whole.  Management hosts quarterly conference calls to discuss earnings announcements, current market conditions and forward-looking expectations.  These conference calls are open to the general public and are accessible by telephone dial-in or through a simultaneous Internet webcast and are announced in advance by way of a press release and a notice on the Company’s web-site home page.  The Company files information that is being publicly disseminated simultaneously with various securities commissions and stock exchanges and also posts such information on its web-site.

(e) Integrity of internal control and management information systems

The Audit Committee is responsible for monitoring the quality and integrity of the Company’s internal control and management information systems through discussions with both management as well as the external auditors.  The Audit Committee is also responsible for reviewing, no less frequently than annually, a report of the external auditors describing the Company’s internal control procedures, any material issues raised by the most recent review of internal controls and management information systems or by any enquiry or investigation by governmental or professional authorities as well as any recommendations made and steps taken to deal with any such issues.  The Audit Committee also assists the board in the oversight of the Company’s compliance with applicable legal and regulatory requirements.

As required by SOX, the Chief Executive Officer and the Chief Financial Officer certify the annual statements and evaluate and report on the effectiveness of the Company’s disclosure controls and procedures.

2. Majority of directors should be “unrelated” (independent of management and free from conflicting interest)

The Board Guidelines provide that the board of directors shall be comprised of a majority of individuals who qualify as both unrelated and independent directors, as determined by the board of directors.  The term “unrelated” refers to Canadian Corporate Governance Standards and the term “independent” refers to applicable US Corporate Governance Standards. The board is currently comprised of nine (9) directors of whom five are unrelated and independent.

3. Disclose for each director whether he is related and how that conclusion was reached

The board of directors considers Pierre Rivard, Boyd Taylor and Joseph Cargnelli to be related by virtue of being members of senior management and significant shareholders.  Frank Colvin is considered related by virtue of his previous employment at General Motors Corporation, which is a significant shareholder of the Company.  The board considers each of Norman Seagram, Donald Lowry, Wesley Twiss, James Sardo and Don Morrison to be unrelated directors, independent of management and free from any business or relationship which could reasonably be perceived to materially interfere with their ability to act with a view to the best interest of the Company. The board considers Dr. Carolyn Hansson, a nominee for election at the Meeting, to also be independent and unrelated.

4. (a) Appoint a committee of directors responsible for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis

The charter of the Nomination and Corporate Governance Committee provides that the committee is responsible for (i) developing and reviewing criteria for selecting directors by regularly assessing, on the one hand, the qualifications, personal qualities, business background and diversified experience of the board and, on the other hand, the Company’s needs, (ii) identifying candidates qualified to become board members, and (iii) recommending nominees for election at the next annual meeting of shareholders and assisting the board and its chairman in determining board committee membership.

(b) Composed exclusively of non-management, unrelated directors	The Nomination and Corporate Governance Committee is comprised solely of unrelated directors.

5. Implement a process for assessing the effectiveness of the board, its committees and individual directors

The Nomination and Corporate Governance Committee is responsible for reviewing and monitoring the organization and conduct of meetings of the board and its committees and for developing and monitoring appropriate processes for the periodic assessment of the board, its committees, board and committee chairs and individual directors. The Committee conducts an annual board performance and assessment survey, which includes an analysis of results and recommendations for improved board, committee and directors effectiveness.  Results are reviewed by the Committee and the full board.

6. Provide orientation and education programs for new directors

The Nomination and Corporate Governance Committee has adopted measures to ensure that new directors are provided considerable education and orientation about the Company and its industry prior to official appointment, including access to and discussion with senior management. The Company distributes a directors’ manual to all directors. The directors’ manual includes, among other documents, the biographies and contact information for directors and officers, board and committee charters, significant corporate policies and the most recent  continuous disclosure filings of the Company.

7. Consider the size of board, with a view to improving effectiveness

The charter of the Nomination and Corporate Governance Committee provides that the committee is responsible for monitoring the size and composition of the board to ensure effective decision-making of directors.  The Committee has determined that the current and proposed size of the board is appropriate given the size of the Company and the stage of its development. The Committee has adopted criteria for evaluating future board nominees.

8. Review the adequacy and form of the compensation of directors	The Human Resources and Compensation Committee reviews the compensation of directors on an annual basis.

9. Committees should be comprised of non-management directors and the majority should be unrelated

The board of directors relies on its committees to fulfill its mandate and meet its responsibilities. Committees have specific terms of reference and are composed entirely of unrelated independent directors. Charters for each Committee have been adopted by the board and are provided in Appendix B to this proxy circular. Further details about the role, composition and activities of the Company’s committees are provided in this proxy circular in the section “Committee Reports”.

10. Board should appoint a committee responsible for the Company’s approach to corporate governance issues

The Nomination and Corporate Governance Committee is responsible for the Company’s approach to corporate governance issues. The Committee assesses the effectiveness of the Company’s governance, monitors compliance with corporate governance policies and makes recommendations regarding corporate governance matters to the board.

11. (a) Define limits to management’s responsibilities by developing mandates for the board and the Chief Executive Officer

The Board Guidelines define the scope of duties and expectations of the board, the board committees and management.  A position description for the President and Chief Executive Officer has been developed and adopted by the Human Resources and Compensation Committee.

(b) Board should approve Chief Executive Officer’s corporate objectives

The Human Resources and Compensation Committee is responsible for annually reviewing and recommending to the board the objectives that the Chief Executive Officer is expected to attain, assessing the Chief Executive Officer in the light of these objectives and recommending to the board the Chief Executive Officer’s compensation.

12. Establish structures and procedures to enable the board to function independently of management	The roles of the Chairman and Chief Executive Officer are separate. The Chairman, Mr. Seagram, is a non-employee, unrelated and independent director.

Pursuant to the Board Guidelines, the Company has instituted the practice of having the independent members of the board meet without the management members of the board being present.

13. Establish an Audit Committee with a specifically defined mandate, composed of unrelated, independent directors

The Audit Committee is composed solely of independent unrelated directors. Each member of the Audit Committee is “financially literate”, meaning each member has the ability to read and understand a balance sheet, an income statement and a cash flow statement.  The board has determined that Mr. Twiss has “accounting or related financial experience” for the purpose of the TSX Guidelines and is a “financial expert” for the purpose of SOX. The Audit Committee has adopted a specific charter and has defined terms of reference.  The charter of the Audit Committee is attached to Appendix B of this proxy circular.

14. Implement a system to enable individual directors to engage outside advisors, at the Company’s expense

The board and its committees may retain outside advisors at the Company’s expense, as they deem necessary.  Individual directors may also retain outside advisors, at the Company’s expense, to provide advice on any matter before the board or a committee with the approval of the Nomination and Corporate Governance Committee.

APPENDIX B

COMMITTEE CHARTERS

Audit Committee Charter

A.

Purpose

The Audit Committee shall be directly responsible for the appointment, compensation and oversight over the work of the Company’s public accountants. The Audit Committee shall monitor (1) the integrity of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the public accountants’ qualifications and independence, and (4) the performance of the Company’s internal audit function and public accountants. The Audit Committee shall oversee the preparation of and review the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

B.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The composition of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of the Nasdaq National Market, The Toronto Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. The board shall appoint the members of the Audit Committee annually, considering the recommendation of the Nomination and Corporate Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The members of the Audit Committee shall serve until their successors are appointed.

The board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the rules of the stock exchanges to which the Company is subject, the Audit Committee shall fix its own rules of procedure.

C.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the public accountants (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all non-audit engagements with the public accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities. In its capacity as a committee of the board, the Audit Committee shall be directly responsible for the oversight of the work of the public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the public accounting firm shall report directly to the Audit Committee. The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or public accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall make regular reports to the board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the

Audit Committee. The following functions are some of the common recurring activities of the Audit Committee in carrying out its oversight responsibility:

•

Review and discuss with management and the public accountants the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend to the Board whether the audited financial statements should be included in the Company’s annual report filed on  Form 40-F.

•

Review and discuss with management and the public accountants the Company’s quarterly financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar disclosures, prior to the filing of its quarterly report.

•

Review and discuss with management and the public accountants, as applicable, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the public accountants and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases, as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

•

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•

Obtain and review a report from the public accountants at least annually regarding (a) the registered public accountants’ internal quality control procedures; (b) any material issues raised by the most recent quality-control review, or peer review, of the firm; or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues (d) all relationships between the public accountants and the Company.

•

Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the registered public accountant and taking into account the opinions of management.

•

Ensure that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002.

•

Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the registered public accountants but were passed (as immaterial or otherwise).

•

Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•

Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

D.

Limitations of Audit Committee’s Roles

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the registered public accountants.

Nomination and Corporate Governance Committee Charter

A.

Purpose

The Nomination and Corporate Governance Committee shall (i) identify individuals qualified to become board members, and recommend that the board select the director nominees for the next annual meeting of shareholders; and (ii) develop and recommend to the board the corporate governance guidelines and processes applicable to the Company.

B.

Committee Membership and Procedure

The Nomination and Corporate Governance Committee shall consist of no fewer than three members. Each member of the Committee shall satisfy the independence requirements of the Nasdaq National Market, the Toronto Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. The board shall appoint the members of the Committee, considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate. The members of the Nomination and Corporate Governance Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Committee.

The board shall have the power at any time to change the membership of the Nomination and Corporate Governance Committee and to fill vacancies in it, subject to such new member(s) satisfying the aforementioned independence requirements. Except as expressly provided in this Charter, the by-laws of the Company or the Board Guidelines, the Nomination and Corporate Governance Committee shall fix its own rules of procedure.

C.

Committee Authority and Responsibilities

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The Committee shall develop qualification criteria for board members, and actively seek, interview and screen individuals qualified to become board members for recommendation to the board in accordance with the Board Guidelines.

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The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

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The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

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The Committee shall make regular reports to the board.

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The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the board for approval. The Committee shall annually review its own performance.

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The Committee may form and delegate authority to subcommittees when appropriate.

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The Committee shall annually receive comments from all directors and report annually to the board with an assessment of the board’s and individual’s performance.

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The Committee shall develop and recommend to the board a Code of Business Conduct and Ethics, and shall consider any requests for waivers from the Company’s Code of Business Conduct and Ethics. The Company shall make disclosure of such waivers to the Securities and Exchange Commission and, as required, to the exchanges on which the Company’s securities are listed for trading.

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The Committee shall review annually, or more often if appropriate, the directors who are members (including qualifications and requirements), structure (including authority to delegate) and performance of committees of the board (including reporting to the board), and make recommendations to the board, as appropriate.

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The Committee shall serve in an advisory capacity to the board and Chairman of the board on matters of organizational and governance structure of the Company and the conduct of the board.

Human Resources and Compensation Committee Charter

A.

Purpose

The Human Resources and Compensation Committee shall (i) assist the board of directors in ensuring that the necessary policies and processes are in place by which all employees of the Company, with special attention to the executive group, will be fairly and competitively compensated; and (ii) produce a report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

B.

Committee Membership and  Procedure

The Committee shall consist of no fewer than three members.  Each member of the Committee shall satisfy the independence requirements of applicable securities and exchange legislation and listing requirements and, if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.  The board shall appoint the members of the Committee annually, considering the recommendation of the Nomination and Corporate Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate.  The members of the Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Committee.  The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements.

C.

Committee Authority and Responsibilities

The Committee shall:

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Annually review and approve, on an aggregate basis, the total compensation of all employees of the Company and all subsidiaries of the Company.

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Annually review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation.

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Annually review the Chief Executive Officer’s evaluation of the performance of the other officers of the Company and such other senior management and key employees of the Company or any subsidiary of the Company as may be identified to the Committee by the board (collectively, the “Designated

Executives”) and review the Chief Executive Officer’s recommendations with respect to the amount of compensation to be paid to the Designated Executives.

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Annually review, assess the competitiveness and appropriateness of and approve the compensation package of each of the Designated Executives.

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Review and approve any employment contracts or arrangements with each of the Designated Executives, including any retiring allowance arrangements or any similar arrangements to take effect in the event of a termination of employment.

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Review and recommend to the board compensation policies and processes and in particular, the compensation policies and processes for the Designated Executives.

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In determining the long-term incentive component of the Chief Executive Officer’s  and each Designated Executive’s compensation, consider the Company’s performance and relative shareholder return, the value of similar incentive awards to executives at comparable companies, and the awards given to Company executives in past years.

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Make recommendations to the board with respect to incentive compensation and equity-based plans, and review and make recommendations with respect to the performance or operating goals for participants in such plans.

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Have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or senior executive compensation and have sole authority to approve the consultant’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

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Adopt, administer, approve and ratify awards under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

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Review and report to the board on the appropriateness of the succession planning of the Company, including appointing, training and monitoring senior management.

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Review the significant human resources policies, plans and programs of the Company to ensure that they are supportive of the Company’s near and long-term strategies.

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Make regular reports to the board.

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Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

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Annually review its  own performance.

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Form and delegate authority to subcommittees when appropriate.

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Undertake on behalf of, and in an advisory capacity to, the board such other initiatives as may be necessary or desirable to assist the board in discharging its responsibility to ensure that appropriate human resources development, performance evaluation, compensation and management development programs are in place and operating effectively.